UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2021

Endo International plc

(Exact Name of Registrant as Specified in Its Charter)

Ireland	001-36326	68-0683755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Floor, Minerva House, Simmonscourt Road Ballsbridge, Dublin 4, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 011-353-1-268-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value $0.0001 per share	ENDP	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On March 11, 2021, Endo International plc (the “Company” or “Endo”) entered into a purchase agreement (the “Purchase Agreement”) among Endo Luxembourg Finance Company I S.à r.l. (“Endo Luxembourg”) and Endo U.S. Inc. (together with Endo Luxembourg, the “Issuers”), the other guarantors party thereto (the “Guarantors”) and J.P. Morgan Securities LLC, as representative (the “Representative”) of the several initial purchasers named therein (collectively, the “Initial Purchasers”), in connection with the Issuers’ offering of $1.295 billion aggregate principal amount of 6.125% Senior Secured Notes due 2029 (the “Notes”) issued under an indenture to be entered into among Endo, the Issuers, the Guarantors and Wells Fargo, National Association, as trustee, which represents an upsize of $295.0 million over the previously contemplated offering amount (the “Notes Offering”).

The Notes will be guaranteed by Endo and certain of its subsidiaries and will be secured by first priority liens on the same collateral that secures Endo’s obligations under its existing senior secured credit facilities and existing senior secured first lien notes.

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state or foreign securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A, and to persons outside the United States in compliance with Regulation S under the Securities Act.

Endo intends to use the net proceeds from the proposed offering, together with the proceeds of a previously announced new senior secured term loan, to refinance its existing term loan.

The Purchase Agreement includes customary representations, warranties and covenants by Endo, the Issuers and the Guarantors. Under the terms of the Purchase Agreement, Endo, the Issuers and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities. The offering of the Notes is expected to close on or about March 25, 2021. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document.

Certain of the initial purchasers and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Issuer and its affiliates. In particular, certain of the Initial Purchasers and/or their affiliates participate in, or are agents and lenders under Endo’s existing credit agreement and, as a result, will receive a portion of the net proceeds from the Notes Offering. Affiliates of J.P. Morgan Securities LLC are lenders and agents under Endo’s existing senior secured credit facilities.

Item 8.01. Other Events.

Pricing of Notes

A copy of the press release announcing the pricing of the Notes Offering is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Neither this report nor the exhibits hereto shall constitute an offer to purchase or the solicitation of an offer to sell any securities. The Notes Offering is being made exclusively pursuant to the offering memorandum, which sets forth the terms and conditions of the Notes Offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Endo, dated March 11, 2021, related to the pricing of the Notes.

104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO INTERNATIONAL PLC

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Executive Vice President, Chief Legal Officer and Company Secretary

Dated: March 11, 2021